EXHIBIT 10.3

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into effective as of May 23, 2011 by and between Larry R. Frazier, (“you”) and Kraton Polymers LLC and Kraton Performance Polymers, Inc. (f/k/a Polymer Holdings LLC); and their predecessors, successors and assigns; and their agents, employees, officers, directors, representatives, partners, joint venture participant, option plan administrators/fiduciaries and benefit plan administrators/ fiduciaries (hereinafter referred to individually or collectively as the “Employer”).

1. Receipt of your notice of resignation is hereby acknowledged. Pursuant to the terms of this Separation Agreement, the parties agree that your employment with the Employer will terminate as of May 31, 2011 (the “Separation Date”).

2. There are no accrued obligations due to you at this time. Any business expenses should be settled prior to your resignation.

3. (a) The provisions of that certain Option Grant Agreement dated as of December 18, 2008 (the “Grant Agreement”) by and between you and TJ Chemical Holdings LLC (predecessor to Kraton performance Polymers, Inc.) are hereby amended to extend the term of the Option (as defined in such Grant Agreement) following the Separation Date until December 18, 2011, after which date, you will have 90 calendar days to exercise any vested Option. In particular, Section 6 of the Grant Agreement is amended to delete the first proviso such that the remaining vesting of the option is not dependent on your continued employment by the Employer. Section 7 of the Grant Agreement is deleted in its entirety and replaced with the following: “The Option or such portion thereof that has not yet become exercisable on December 18, 2011 shall expire on such date. The Option or such portion thereof that has become exercisable on or before December 18, 2011 shall expire on March 19, 2012.”

(b) Employer hereby waives the 60 day notice of resignation required by your Employment Agreement.

4. The consideration described in paragraph 3 above has value to which you are not otherwise entitled under your Employment Agreement or under any of Employer’s other benefit or compensation plans and programs.

5. (a) By signing this Agreement you give up, to the fullest extent permitted by law, your right to bring any claim against Employer, including but not limited to claims related in any way, directly or indirectly, to your employment with the Employer, including your separation from employment. This Separation Agreement and General Release is intended to be interpreted in the broadest possible manner to include all actual or potential claims that you may have against Employer , except as specifically provided in paragraph 5(b). Specifically, you fully and forever release all of your rights and claims against the Employer, whether or not presently known to you, including future rights and claims, if based in whole or in part on acts or omissions occurring before you deliver this signed Agreement to Employer, in any way relating to your employment with Employer, including your separation from employment, or relating to any other matter which arose or occurred before you deliver this signed Agreement to Employer. The legal rights and claims that you are giving up include, but are not limited to, your rights, if any, under all local, state, and federal statutes that protect you from discrimination in employment on the basis of sex, sexual orientation, race, national origin, religion, disability, marital status and age, such as the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Sarbanes-Oxley Act, and any similar federal, state, or local statute or regulation or order; claims for legal or equitable relief or statutory recovery under the Employee Retirement Income Security Act, as amended (“ERISA”); common law rights and claims, such as a breach of express or implied contract, negligent and intentional torts, promissory estoppel, and any claim for fraud, omission or misrepresentation.

(b) Notwithstanding paragraph 5(a), you do not give up your rights, if any, to COBRA or worker’s compensation benefits; or your rights, if any, under the Employer’s benefit and equity incentive compensation plans to which you were subject as of the Separation Date. Your rights, if any, under Employer’s benefit and equity incentive compensation plans shall be determined in accordance with the terms of the respective plans as they are in effect on the Separation Date and your previously signed agreements regarding your rights under those plans, as such agreements are amended hereby.

6. You represent that you have not previously assigned or transferred any of the rights and claims that you have given up by signing this Agreement, and you agree that this Agreement also binds all persons who might assert a right or claim on your behalf, such as your heirs, personal representatives and assigns, now and in the future.

7. If you bring any kind of claim against the Employer that you have given up by signing this Agreement, then you will be in violation of this Agreement and, to the fullest extent permitted by law, you shall pay all legal fees, and other costs and expenses incurred by the Employer in defending against your claim and you will repay the money paid to you under this Agreement. The foregoing provision of this paragraph 7 shall not apply to any legal claim or proceeding brought for the sole purpose of enforcing this Agreement.

8. (a) You recognize and re-affirm that the provisions regarding Non-Competition (Paragraph 8) in your Employment Agreement continue in full force and effect until one year after the Separation Date, regardless of whether you sign this Agreement.

(b) For purposes of this Paragraph 8, a “Competitive Business” is defined as the development, manufacture, license, sale or provision of products or services that Employer currently sells, manufactures, licenses or provides, or has specific plans to do so, including, without limitation, styrenic block copolymers made by anionic polymerization.

(c) You recognize the competitive nature of the businesses of Employer and accordingly agree that for a period of one year following the Separation Date you will not, on your own behalf or on behalf of or in conjunction with any person, company, business entity or other organization engaged in a Competitive Business, either directly or indirectly: (i) solicit or assist in soliciting on behalf of any person or entity engaged in a Competitive Business the business of any customer or prospective customer with whom you have had personal contact or dealings on behalf of Employer during the one year period prior to the Separation Date; or with whom employees reporting to you have had personal contact or dealings on behalf of Employer during the one year period prior to the Separation Date; or for whom you had direct or indirect responsibility during the one year period immediately preceding the Separation Date; (ii) engage in a Competitive Business; (iii) enter the employ of, or render services to, any person or entity (or any division of any entity) who or which engages in a Competitive Business (provided that you are not prohibited from rendering any services to any company that derives less than 10% of its revenues from a Competitive Business if your services or employment relate solely to those portions of the business that are not a Competitive Business); (iv) interfere with or attempt to interfere with business relationships (regardless of when formed) between Employer and customers, clients, suppliers, partners, members or investors of Employer of which it is reasonable to expect Executive to be aware; (v) solicit or encourage any employee of Employer to leave his/her employment with Employer or hire any such employee who was employed with Employer and who left employment with the Employer concurrently with, or within six months prior to or after, the Separation Date (provided that you may hire any employee who was terminated by the employer without Cause, as that term is defined in your Employment Agreement); or (vi) solicit or encourage to cease to work with Employer any individual consultant under contract with the Company as of your Separation Date.

9.(a) You recognize and reaffirm that the provisions regarding Confidentiality; Inventions (Paragraph 9) of your Employment Agreement continue in full force and effect even after the termination of your employment.

(b) You agree not to disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Employer (or at Employer’s request) any trade secrets or other confidential information or data of Employer relating to Employer’s customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of Employer generally, provide that the foregoing does not apply to information that is not unique to Employer or is generally known to the industry or public by means other than your breach of this Agreement.

(c) You agree that you have or will prior to the signing of this Agreement, return to Employer all memoranda, books, papers, plans, information, letters or other data, and all copies of same, in any way relating to the business of Employer, provided that you may retain personal notes, notebooks and diaries, and personally owned books, reference material or information of a similar nature that do not contain confidential information of the type described in Paragraph 9(a). You further agree that you will not retain or use for your account any trade names, trademarks or other proprietary business designation used or owned by Employer.

(d) You affirm that you did not create or contribute to, either solely or jointly, either prior to or during your employment with Employer any “Prior Inventions” as that term is defined in your Employment Agreement. You also affirm that during your employment with Employer, you did not create or contribute, either solely or jointly with others, to any Prior Intellectual Property as that term is defined in your Employment Agreement. You further affirm that you did not create or contribute, either solely or jointly with others, to any Company Inventions as that term is defined in your Employment Agreement. You also acknowledge that all original works of authorship created or contributed to by you either solely or jointly with others during your employment with Employer are “works made for hire,” and the copyright and all intellectual property rights therein are the sole property of Employer. Should any issue regarding a Prior Invention, Prior Intellectual Property, Company Invention or work made for hire come to light or be questioned by any person or business entity after this Agreement is signed, you will take all requested actions and execute all requested documents to assist Employer or its designee, at Employer’s expense, in every lawful way to (a) transfer and release any rights you may have in the Prior Invention, Prior Intellectual Property, Company Invention, work for hire or other related intellectual property right to Employer; and (b) secure any related legal or equitable rights on behalf of Employer.

(e) You shall keep the existence and terms of this Agreement and the discussions leading up to it strictly confidential, except that you may disclose such information to your spouse, attorneys, and accountants, provided that any such disclosure is accompanied by an instruction to keep the information confidential. You may also disclose the terms of Paragraphs 8 and 9 to any entity seeking to or actually employing you on or before one year after the Separation Date.

(f) In the event you are requested or required in a legal proceeding to make disclosures otherwise prohibited by this Agreement, you will notify and provide a copy of the request to Employer in writing within forty-eight (48) hours of your receipt thereof.

10. Executive and Employer consider the restrictions contained in Sections 8 and 9 to be reasonable, but they agree that if a final judicial determination is made that the scope or some other aspect of any of the restrictions is unenforceable as against you, this Agreement will not be void, but instead shall be deemed to be amended to apply as to such maximum time, territory and scope as such court may judicially determine is or would be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is not enforceable, the unenforceable provision shall be severed and that finding will not affect the enforceability of any other terms of this Agreement.

11. On or before the Separation Date, you shall deliver to Employer all property of Employer that is in your possession, including, but not limited to, lap top, keys, key card, American Express card, etc. You will be allowed to retain your iPad, and your Blackberry, and we will facilitate the transfer of your cell phone number on the Blackberry to your personal account.

12. Should Employer be subject to any lawsuit, arbitration, or regulatory authority investigation, you will reasonably cooperate with Employer, including being available as a witness to provide truthful testimony, documents and information to the courts, arbitrators or regulatory authorities

13. Neither the existence of this Agreement nor any of its terms or conditions shall be construed as an admission of liability or wrongdoing by you or Employer.

14. Any dispute with respect to this Agreement must be submitted to, and determined through, binding arbitration in accordance with the employment arbitration procedures of the American Arbitration Association (“AAA”) existing at the time the arbitration is conducted, before a single arbitrator.

15. This is an important legal document; you are advised to consult a lawyer of your choosing before you sign this Agreement.

16. You have the right to take up to twenty-one (21) days after you have received this Agreement to consider whether to sign it. You may return the Agreement prior to the expiration of the twenty-one (21) day period but you are not required to do so.

17. This Agreement shall not be effective or enforceable until the end of a seven (7) day revocation period beginning on the day that you sign and deliver this Agreement to the Employer. The Employer shall have no obligations to you under this Agreement until this seven-day period has expired (the “Effective Date”). During this seven-day period, you may revoke this Agreement, without reason and in your sole judgment, but you may do so only by delivering a written revocation to the Employer. Such revocation must be delivered personally or sent by registered or certified mail, postage prepaid, to Richard A. Ott, Vice President Human Resources, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, TX 77032.

18.(a) This Agreement constitutes the entire agreement between you and the Employer. Notwithstanding the foregoing, for the avoidance of doubt, this agreement shall not amend or supersede the terms of any agreement relating to the grant of equity compensation by and between Executive and Employer, which agreements shall remain in full force and effect and shall govern the terms of the respective equity grants thereunder.

(b) This Agreement shall be governed by federal law and by the laws of the State of Texas, irrespective of the choice of law rules of any jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Larry R. Frazier

/s/ Larry R. Frazier

Date: May 24, 2011

KRATON PERFORMANCE POLYMERS INC.

(f/k/a POLYMER HOLDINGS LLC)

/s/ Richard A. Ott
Richard A. Ott, Vice President, HR & Communications

Date: May 26, 2011

KRATON POLYMERS LLC

/s/ Richard A. Ott
Richard A. Ott, Vice President, HR & Communications

Date: May 26, 2011

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